SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K


Current Report
Pursuant to Section 13 or 15(d)of
the Securities Exchange Act of 1934

Date of Report: November 22, 1996
Commission File Number   0-27238

                        Western Pacific Airlines, Inc.
           (Exact Name of Registrant as Specified in Its Charter)

            Delaware                                  86-0758778
  (State or other jurisdiction                     (I.R.S. employer
of incorporation or organization)               identification number)

  2864 South Circle Drive, Suite 1100
     Colorado Springs, Colorado                          80906
(Address of principal executive offices)               (Zip code)

Registrant's telephone number, including area code:  (719) 579-7737


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Item 5 - Other Events
   The Company issued a press release on November 21, 1996 announcing the appointment of Robert A. Peiser as the Company's President and Chief Executive Officer. (See full text of November 21, 1996 press release below.) The Company had previously issued a press release on November 15, 1996, announcing a planned leadership expansion, setting the stage for the November 21, 1996 announcement. (See full text of November 15, 1996 press release set forth below.)
   Major stockholders and affiliates of the Company filed a Form 13G/A on November 19, 1996 relating to a transaction entered into with other major shareholders of the Company.

FULL TEXT OF PRESS RELEASES:

WESTERN  PACIFIC  NAMES  PEISER  PRESIDENT/CEO
-----------------------------------------------

November 21, 1996:COLORADO SPRINGS, CO: The board of directors of Western Pacific Airlines (NASDAQ:WPAC) announced today the appointment of widely respected airline executive Robert A. Peiser as its president and chief executive officer. He joins Western Pacific in those positions following Edward R. Beauvais, who announced last week his plans to retain his duties as chairman of Western Pacific while relinquishing day-to-day operating responsibilities of the airline.

   Peiser has served in various capacities at TWA for more than 12 years. Most recently, he served as executive vice president and chief financial officer of Trans World Airlines, where he was widely recognized as the architect of TWA's successful financial restructuring.

   "The addition of Robert Peiser to Western Pacific's management team is a major step forward for this company," Beauvais explained. "Western Pacific has made great strides since its launch 18 months ago. To build on our success and remain competitive in today's challenging marketplace, we need the kind of leadership a top executive like Bob Peiser can provide. I welcome him wholeheartedly. Bob is the right man for the job and this is the right time to broaden Western Pacific's management base."

   "Bob will enhance the entrepreneurial spirit with which Ed Beauvais forged this airline and has a proven track record in the airline management arena" said Ivan Irwin, a member of the Western Pacific board of directors. "This is a very competitive industry, and Bob Peiser has the talent and experience to build on Western Pacific's accomplishments and position this company for profitable growth that will provide maximum value to our shareholders."

   Peiser is often referred to as a "turnaround" specialist. "Much of my past success was based on re-positioning struggling companies." Peiser said. "However, with Western Pacific, I am joining an organization with superb resources and a strong balance sheet. I look forward to implementing strategies which will accelerate the development of this airline and maximize its competitive pressure in every market it serves."

   Peiser brings extensive management experience from a broad base of industries including telecommunications, retail, citrus-processing and pharmaceuticals. Peiser comes to Western Pacific from FoxMeyer Drug Company where he was vice chairman and chief executive officer. He also has held executive positions with Bahadur, Balan & Kazerski, Orange-co., Inc., Borman's Inc., ALC Communication Corporation, Hertz Corporation and RCA Corporation.

   Based in Colorado Springs, Western Pacific was founded in 1995 as a low-cost airline serving western U.S. markets. In only 18 months, the airline has grown into a national carrier that currently serves 23 cities with a young, fuel efficient fleet of Boeing 737-300's.


WESTPAC PREPARES FOR GROWTH
---------------------------

November 15, 1996: COLORADO SPRINGS, Colo. -- Western Pacific Airlines (NASDAQ:WPAC) today announced a plan for leadership expansion "that will help speed our transition from a successful startup operation to an airline that will fulfill its promise as a strong, stable competitor in the airline industry," said Edward R. Beauvais, Westpac Chairman, President and CEO.

   Beauvais said that the company's Board of Directors has implemented a search to recruit a seasoned airline executive to assume the day-to-day operating responsibilities of the airline as President and CEO. Beauvais will retain his duties as Chairman of Westpac as well as Chairman of Mountain Air Express, Inc., Westpac's subsidiary that will soon begin serving points in Colorado.
He will also continue to lead the company's Colorado Springs airport expansion project and the new Boeing aircraft deliveries in 1997.

   "There is no doubt that much of the credit for our rapid growth in such a short period of time is due to Ed Beauvais and the team he assembled to start this airline in April of 1995," said Ivan Irwin, a member of the Westpac Board of Directors. "Our focus now needs to be on taking the success we have had and building on that base to ensure we remain effective competitors in an ever-changing environment and provide maximum value to our shareholders."

   "Our strategy has always been to have a strong management team in place for every phase of our growth," said Irwin. "We've enjoyed a great beginning, we have excellent resources in place and a strong balance sheet, and we expect a smooth transition to the next level."

   To ensure that smooth transition, Irwin said that Board member John S . Lancy has offered to create a vacancy on the Board for the new CEO by agreeing to resign as a Board member and its Vice Chairman. Lancy has resigned as general counsel; he will assist the Board in procuring new outside general counsel and will remain available for completing ongoing projects.

   "Mr. Lancy's efforts on behalf of the company in its formative stages have been invaluable and have contributed significantly to our many successes," said Beauvais. "As our operations now require the addition of a full-time airline operating executive, John can be relieved to return to his law practice in Phoenix with our gratitude."

   Irwin noted that all other senior management will remain in place and will continue to serve at the discretion of the new CEO.

   "Evolution and renewal will continue to be the rule more than the exception throughout this industry in the years to come," said Beauvais. "I'm looking forward to broadening our management team, which will allow me to put my talents to their best use, which is in growing the business."

   Based in Colorado Springs, Western Pacific was founded in 1995 as a low-cost airline serving western U.S. markets. In only 18 months, the airline has grown into a national carrier that currently serves 23 cities with a young, fuel efficient fleet of Boeing 737-300s.

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Signatures
----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           WESTERN PACIFIC AIRLINES, INC.

                                           By:/s/  EDWARD R. BEAUVAIS
                                             ------------------------------
                                             Edward R. Beauvais
                                             Chairman

                                           Date:   November 22, 1996.